Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
August 13, 2007	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-to-Date and Second Quarter Results
and Payment of a Cash Dividend

Lafayette, IN. - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank FSB, today reported 2007 second quarter earnings of $451,000 or $0.28 per share, compared to earnings of $828,000 or $0.53 per share for the second quarter of 2006.  For the first six months of 2007 earnings were $1,230,000 or $0.77 per share compared $1,736,000 or $1.12 per share during the same period last year.

Second quarter 2007 results were impacted by a $490,000 provision for loan losses compared to $250,000 for the same period in 2006.  During the quarter it became clear that a borrower’s newly constructed rental property had developed serious structural problems and would be condemned by the county with the likelihood of a loss to the bank.  While there is the potential to recoup some of that loss, we expect the final disposition on this property to take months while the various lawsuits are adjudicated.  Because there was no indication that this property was at risk, no reserves had been allocated to it.  Consequently an additional reserve was required to cover the potential loss.

LSB president and CEO, Randolph F. Williams stated, “While the struggling local real estate economy is a challenge, it is unforeseen losses that hurt the most.  We spend an inordinate amount of time analyzing our borrowers, real estate values and overall economic conditions in order to predict losses.”  Williams continued, “While a sluggish economy is not limited to this area as can be seen from our peer data, we continue to work hard to manage the things that are within our control.   Our year-to-date return on equity of 7.02% compares favorably to the Keefe, Bruyette & Woods defined peer group that we measure ourselves against. Our expenses are under control and our net interest margin remains at 3.48%, unchanged from year end 2006.”

The Company also announced that it will pay a quarterly cash dividend of $0.25 per share to shareholders of record as of the close of business on August 3, 2007 with a payment date of September 7, 2007.  Williams said, “This dividend represents a 25% increase over last quarter’s dividend of $0.20 per share.  Until the local economic conditions improve and we are in a position to grow our balance sheet, we are pleased to be able to return this equity to our shareholders which we view as a good way to manage our capital.”

The closing price of LSB stock on August 10, 2006 was $24.20 per share as reported by the NASDAQ National Market.

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LSB FINANCIAL CORP.SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Six months ended June 30, 2007	Year ended December 31, 2006

Cash and due from banks	$1,222	$1,391
Short-term investments	8,368	8,336
Securities available-for-sale	14,429	16,316
Loans held for sale	1,304	992
Net portfolio loans	298,755	316,699
Allowance for loan losses	(3,008)	(2,770)
Premises and equipment, net	6,926	6,600
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,495	5,381
Other assets	9,512	8,688
Total assets	350,008	368,400

Deposits	247,035	255,304
Advances from Federal Home Loan Bank	66,618	76,618
Other liabilities	1,898	1,638

Shareholders’ equity	34,457	34,840
Book value per share	$21.96	$21.73
Equity / assets	9.84%	9.46%
Total shares outstanding	1,568,999	1,603,209

Asset quality data:
Non-accruing loans	$10,099	$7,364
Loans past due 90 days still on accrual	2,088	147
Other real estate / assets owned	4,612	4,169
Total non-performing assets	16,799	11,680
Non-performing loans / total loans	4.10%	2.39%
Non-performing assets / total assets	4.80%	3.17%
Allowance for loan losses / non-performing loans	24.68%	36.88%
Allowance for loan losses / non-performing assets	17.91%	23.72%
Allowance for loan losses / total loans	1.01%	0.88%
Loans charged off (six months-to-date and year-to-date, respectively)	$524	$1,149
Recoveries on loans previously charged off	25	49

	Three months ended June 30,		Six months ended June 30,
Selected operating data:	2007	2006	2007	2006
Total interest income	$5,728	$5,724	$11,598	$11,510
Total interest expense	2,854	2,704	5,757	5,368
Net interest income	2,874	3,020	5,841	6,142
Provision for loan losses	490	250	740	400
Net interest income after provision	2,384	2,770	5,101	5,742
Non-interest income:
Deposit account service charges	478	449	884	873
Gain on sale of mortgage loans	95	58	137	109
Gain(loss) on sale of securities and other assets	(33)	0	(33)	0
Other non-interest income	245	195	497	382
Total non-interest income	785	702	1,485	1,364
Non-interest expense:
Salaries and benefits	1,243	1,143	2,434	2,430
Occupancy and equipment, net	356	291	669	580
Computer service	115	104	237	202
Advertising	111	72	152	129
Other	644	514	1,166	999
Total non-interest expense	2,469	2,124	4,658	4,340
Income before income taxes	700	1,348	1,928	2,766
Income tax expense	249	520	698	1,030
Net income	451	828	1,230	1,736

Weighted average number of diluted shares	1,616,667	1,633,341	1,604,646	1,622,130
Diluted earnings per share	$0.28	$0.50	$0.77	$1.07

Return on average equity	5.16%	9.89%	7.02%	10.39%
Return on average assets	0.51%	0.90%	0.69%	0.94%
Average earning assets	$329,669	$347,086	$335,496	$350,910
Net interest margin	3.49%	3.48%	3.48%	3.50%
Efficiency ratio	77.91%	61.18%	70.73%	61.08%